Exhibit (C)(2)(E)

Endesa Chile S.A.

Referential Expert Opinion Report and Economic Valuation

Report

Strictly private and confidential

30 October 2015

Please note that this report is a translation of the original report issued in Spanish. In the event of doubt of misinterpretation, the information as provided in the Spanish report will prevail.

Important message to any person not authorised to have access to this report

Should any unauthorized person obtain access to and read this report, by reading this report such person accepts and agrees to the following terms:

1. The reader of this report understands that the work performed by PricewaterhouseCoopers was performed in accordance with instructions provided by our addressee client and was performed exclusively for our addressee client’s sole benefit and use.

2. The reader of this report acknowledges that this report was prepared at the direction of our addressee client and may not include all procedures deemed necessary for the purposes of the reader.

3. The reader agrees that PricewaterhouseCoopers, its partners, employees and agents neither owe nor accept any duty or responsibility to it, whether in contract or in tort (including without limitation, negligence and breach of statutory duty), and shall not be liable in respect of any loss, damage or expense of whatsoever nature which is caused by any use the reader may choose to make of this report, or which is otherwise consequent upon the gaining of access to the report. Further, the reader agrees that this report is not to be referred to or quoted, in whole or in part, in any prospectus, registration statement, offering circular, public filing, loan, other agreement or document and not to distribute the report without PricewaterhouseCoopers’s prior written consent.

Endesa Chile S.A. Strictly private and confidencial 30 October 2015 PwC

2

Referencial Expert Opinion Report related to the share exchange

Santiago, 30 October 2015

Chairman of the Board and shareholders
Endesa Chile S.A.

Empresa Nacional de Electricidad S.A. (hereafter "Endesa Chile S.A.", "Endesa" or the "Company")
Santa Rosa 76
Santiago, Chile

We are pleased to submit for your consideration this report that includes the results of the estimate of the share exchange ratio for Enersis Américas S.A., Endesa Américas S.A. and Chilectra Américas S.A. (collectively referred to as "the Group" and "the Companies") at 30 June 2015.

The above in the context of the analysis being undertaken by Endesa S.A. regarding the feasibility and convenience of proceeding with a corporate restructuring process (hereinafter referred to as the "Restructuring Operation" or "the Proposed Operation"). This process involves the main Chilean companies from the Enersis Group in Chile and consists of the separation of the generation, transmission and distribution activities of the Group in Chile from the rest of the Group's activities outside of Chile.

Colin Becker
Partner
T: +(56-2) 29400689
colin.becker@cl.pwc.com

PricewaterhouseCoopers Consultores, Auditores y Compañía Limitada
(hereafter ' PwC Chile')
Av. Andrés Bello 2711, Floor 5, Las Condes, Santiago, Chile
T: +56 (2) 2940 0000

The Restructuring Operation will be divided into two consecutive stage:

- Stage one, to approve the division of Endesa Chile and Chilectra, followed by approval the division of Enersis, and;
- Stage two, to approve the merger of the entities that hold the shares of the operations of Endesa Chile, Chilectra and Enersis outside of Chile.

In accordance with the requirements of the Oficio (Notice) N° 15452 issued by the Superintendencia de Valores y Seguros (Superindentendency of Stock Corporations and Insurance Companies or "SVS") on 20 July 2015 and the requirement of obtaining a "Independent Expert Reference Report", the Board of Directors of Endesa Chile S.A. has named Colin Becker as the Independent Expert to issue a report on the referential share exchange ratio, based on an estimated valuation of the companies' equity.

PricewaterhouseCoopers Consultores, Auditores y Compañía Limitada
Av Andres Bello 2711, piso 1, Las Condes, Chile
Tel + 56 (2) 2940 0000, ww.pwc.cl

Following the division of the Group in Stage one, the Independent Section 1 of this Report includes the results from the referential share Expert will issue a second report referred to as the “Final Expert exchange ratio of the abovementioned Restructuring Operation.

Opinion Report”, in accordance with the terms and conditions

Section 2 of this Report includes the results from the economic established in Articles 156 and 168 of the Corporate Company Law in valuation prepared by PwC Chile of the equity of Enersis Américas, Chile.

Endesa Américas and Chilectra Américas at 30 June 2015, in relation to

The share exchange ratio estimate is based on an economic valuation the Group’s generation, transmission and distribution operations prepared by PwC Chile, of the equity of Enersis Américas, Endesa outside of Chile.

Américas and Chilectra Americas, at 3o June 2015. This economic

It is important to reiterate that the above reports refer to Stage 1 of the valuation refers to the Group’s generation, transmission and Restructuring Operation, in order to comply with the instructions of the distribution operations outside of Chile.

SVS and to be analysed by the Board of Directors and the This economic valuation is based on the financial projections provided corresponding Shareholders Meeting. by Management, prepared on information generated from internal

PricewaterhouseCoopers Chile operating models, to which PwC did not have access. However, these financial projections were analysed in meetings with Management’s technical teams.

It has been specifically understood and agreed upon in the Service

Colin Becker Agreement that the Independent Expert is not responsible for verifying Partner the integrity and accuracy of the information provided by the

Companies’ or the publicly available information used in the analysis and conclusions in the Report. The Independent Expert does not assume any responsibility related to errors or omissions that may exist in the information provided, or the impact that these errors or omissions could have on the analysis or the conclusions.

Endesa Chile S.A. Strictly private and confidencial 30 October 2015 PwC 4

Section 1:

Referential Independent Expert Report

Endesa Chile S.A. Strictly private and confidencial 30 October 2015 PwC 5

Sworn statement

Referential Independent Experts Report for the share exchange ratio estimate, based on the economic valuation of the equity of Enersis Américas, Endesa Américas and Chilectra Americas, at 3o June 2015.

Colin Steve Becker, Chilean public accountant, national identity number 14.583.193-8, domiciled at Tralcahue 441, Lo Barnechea, Santiago, Chile, declare under oath, in relation to the Referential Independent Expert’s Report as required by Notification 15452 issued by the Superindentendency of Stock Corporations and Insurance Companies on 20 July 2015, in regards to the share exchange ratio of the equity of Enersis Américas, Endesa Américas and Chilectra Americas, at 3o June 2015: FIRST: I declare to be independent of Endesa Américas S.A., Enersis Américas S.A., Endesa Chile S.A. and Chilectra Américas S.A., its Parent Company, Senior Executives and Management, Consultants and Auditors that participated in the preparation of this Referential Independent

Expert’s Report.

SECOND: I declare that I do not have any relationship as established in Article 100 of Law 18.045 of the Chile Stock Exchange, with any of the entities mentioned above.

Santiago, Chile, 30 October 2015

Colin Steve Becker ID N° 14.583.193-8

Referential share exchange ratio

Introduction

This report was contracted by Endesa S.A., investment stock corporation, ID # 91.081.000-6, represented by Valter Moro, both domiciled at Santa Rosa 76, Santiago, Chile.

Endesa S.A. named Colin Becker as the Independent Expert to issue a report on the referential share exchange ratio of Enersis Américas, Endesa Américas and Chilectra Americas., based on estimated economic valuation prepared by PricewaterhouseCoopers Chile, of the Companies' equity at 30 June 2015. This economic valuation refers to the Group's generation, transmission and distribution operations outside of Chile.

The referential share exchange ratio is based on the economic value and the share capital of each of the above companies, as shown on the following page.

The Referential Independent Expert Report was prepared for the Board of Directors of Endesa S.A. as part of the Reorganisation Process, and complies with the requirements of Notice 15452 issued by the Superindentendency of Stock Corporations and Insurance Companies on 20 July 2015.

Consequently, this Referential Independent Expert Report is issued in a personal capacity by the Independent Expert, who is fully responsible for the contents of this report.

Available information

The following information was provided by Companies' management:

- Group organizational chart including shareholding percentages in each company.
- Financial projections for each company included in the transaction perimeter, approved by the Board of Directors.
- Macroeconomic assumptions underlying the financial projections.
- Management presentations and strategic plans for each business line by country.
- Capex projections and ongoing projects by country.
- Other information considered relevant for the economic valuation.

7

Estimated referential share exchange ratio of the Companies

The estimated share exchange ratio as of 30 June 2015 is presented in the following table:

Enersis

Endesa

Chilectra

Américas

Américas

Américas

Equity value

(CLP k)

3,697,913,140

2,491,569,243

547,062,912

Ownership of Endesa Américas (59.980931%)

(CLP k)

1,494,466,440

Ownership of Chilectra Américas (99.07787%)

(CLP k)

542,018,208

Total equity

5,734,397,788

2,491,569,243

547,062,912

N° Shares

(N°)

49,092,772,762

8,201,754,580

1,150,742,161

Share price

(CLP/share)

117

304

475

Share exchange ratio—shares Enersis Américas (1)

2.6007

4.0699

(1) Refers to number of shares of Enersis Américas that should be delivered to the non-controlling shareholders of Endesa Américas and Chilectra

Américas, as a result of the merger.

In addition, the table below presents a range of estimated share exchange ratios, based on the range of economic values of the respective companies, based on a sensitivity analysis of the projected growth rates used in the projections:

Endesa

Chilectra

Sensitivity analysis

Var. % g

Américas

Américas

Share exchange ratio

Min.

2.7110

3.7706

Max.

2.3904

4.4282

8

Shareholders' ownership in Enersis Américas (Post-merger)

Based on estimated share exchange ratio presented on the prior page between Enersis Américas, Endesa Américas and Chilectra América, the table below presents the estimated number of shares that Enersis Américas would need to issue in exchange for each share held by the minority shareholders of Endesa Américas and Chilectra América in the event of a subsequent merger.

Merger of Enersis Américas, Endesa Américas and Chilectra Américas	N° of shares	Ownership
Proportion of share exchange ratio (Enersis/Endesa)	2.60073401	
Non controlling interest - Endesa Américas	3,282,265,786	
Issuance of new shares (ex - non controlling interests Endesa Américas)	**8,536,300,258**	**14.801397%**
Proportion of share exchange ratio (Enersis/Chilectra)	4.06994925	
Non controlling interest - Chilectra Américas	10,611,492.0	
Issuance of new shares (ex - non controlling interests Chilectra Américas)	**43,188,234**	**0.074886%**
Shareholders of Enersis Américas	**49,092,772,762**	**85.123718%**
Total shares of Enersis Américas post-merger	**57,672,261,254**	**100.000000%**

Based on the above share exchange and assuming that none of the minority shareholders of Endesa Américas and Chilectra Américas exercise their option for withdrawal, the table below presents the shareholdings of Enersis Américas, post merger:

Shareholders	N° of shares	Ownership
Enersis (Enel)	29,762,213,531	51.605768%
Enersis (non controlling)	19,330,559,231	33.517949%
Non-controlling interest (ex Endesa Américas)	8,536,300,258	14.801397%
Non-controlling interest (ex Chilectra Américas)	43,188,234	0.074886%
Enersis Américas post-merger	**57,672,261,254**	**100.000000%**

9

Section 2:

Economic Valuation Report

Endesa Chile S.A. Strictly private and confidencial 30 October 2015 PwC 10

    Contents Executive summaryResults of the valuationAnnexes Glossary

Contents    Executive summary 12

1    Framework13

2    General aspects15

3    Results16

Results of the valuation    19

4    Economic valuation per country20

5    Assumptions24

Annexes    27

1    Discount rates28

2    Market multiples29

3    Methodology30

Glossary    33

Endesa Chile S.A.    Strictly private and confidencial 30 October 2015

PwC     11

    ContentsExecutive summaryResults of the valuationAnnexes Glossary

Executive    Executive summary 12

1    Framework13

summary    2 General aspects15

3    Results16

Endesa Chile S.A.    Strictly private and confidencial 30 October 2015

PwC     12

1 Framework

Contents | Executive summary | Results of the valuation | Annexes | Glossary

Scope of service

Introduction

In accordance with the requirements of Notice 15452 issued by the Superintendencia de Valores y Seguros (Superindentendency of Stock Corporations and Insurance Companies or "SVS") on 20 July 2015 and the requirement of obtaining a "Independent Expert Reference Report", the Board of Directors of Endesa Chile S.A. has named Colin Becker as the Independent Expert to issue a report on the referential share exchange ratio, based on a valuation of the companies' equity.

The Board of Directors of Endesa Chile S.A. contracted PricewaterhouseCoopers Chile to determine the economic valuation of the equity of Enersis Américas, Endesa Américas and Chilectra Americas, at 30 June 2015. This economic valuation refers to the Group's generation, transmission and distribution operations outside of Chile.

This economic valuation is based on the financial projections provided by the Group's Management, prepared on information generated from internal operating models, to which PwC did not have access. However, these financial projections were analysed in meetings with the Companies' Management's technical teams.

It has been specifically understood and agreed upon in the Service Agreement that the Independent Expert is not responsible for verifying the integrity and accuracy of the information provided by the Company or the publicly available information used in the analysis and conclusions in the Report. The Independent Expert does not assume any responsibility related to errors or omissions that may exist in the information provided, or the impact that these errors or omissions could have directly or indirectly on the analysis or the conclusions.

Specific limitations

- The economic valuation was prepared on information provided in a virtual dataroom and included: Historical financial information, Macroeconomic assumptions, Budget 2015, Capex, Business plans and Financial projections, and certain operating information on new generation plants, concession termination and renewals, generating capacity, energy sold and tariffs.
- Management also coordinated presentations on the financial projections, capex, tax implications and were available to respond to queries and provide additional information as required.
- In preparing the economic valuation, PwC Chile has relied upon the completeness, accuracy and fair presentation of all the financial information, data, advice, opinions or representations obtained by it from public sources, the Board and Management, as well as other parties (collectively, the "Information"), some of which is detailed above.
- The economic valuation is conditional upon such completeness, accuracy and fair presentation of the Information. PwC Chile has not verified independently the completeness, accuracy and fair presentation of the Information.
- With respect to the financial analysis and details provided to us and relied upon in our analysis, we have assumed that they have been prepared on a reasonable basis reflecting current best assumptions, estimates and judgments of Management.

Endesa Chile S.A.
PwC

Strictly private and confidencial

30 October 2015
13

1 Framework     Contents Executive summary Results of the valuation Annexes Glossary

Scope of service (cont.)

?The economic valuation has been prepared on the basis of economic,    ?In preparing our Economic Valuation, we have considered the views

financial and general business conditions existing on or about, the    of Management regarding future events with respect to the industry

Valuation Date. Future conditions may change and are beyond the    and economies in which it operates, which, by their nature, cannot

control of PwC or any party involved in the Reorganisation    be fully substantiated and will likely not occur exactly as forecast. By

Operation.     itsnature, the budgeted and forecast information provided by

?The Economic Valuation should be read in its entirety by the reader,    Management will not occur as projected and unanticipated events

as selecting and relying on only specific portions of the analyses or    and circumstances may occur that may materially alter our analyses

factors considered    by PwC could be misleading. Our Economic and conclusions.

Valuation is based    on the Transaction alone, and not any activities ?In preparing the Economic Valuation, we have not exposed the

subsequent to the Transaction.    Group or their assets to the market, in order to determine its fair

PwC’s Economic Valuation is limited to the Transaction from a    value for a potential purchaser.

financial point of view, not the strategic merits of the Transaction.    ?Nothing contained herein is to be construed as a legal interpretation,

The Economic Valuation does not provide assurance that the best    an opinion on any contract or document, or a recommendation to

possible option for the Transaction was obtained. It represents an    invest or divest. The individuals that prepared the Economic

impartial expert judgment, not a statement of facts.    Valuation did so to the best of their knowledge, acting independently

?The Economic Valuation is prepared for the Board as one factor,    and objectively.

among others, that the Board will consider in determining whether it deems the Transaction convenient. The Economic Valuation is not to be construed as a recommendation to Management, the Special

Committee or the Board, as to how to vote on, or whether to proceed with, the Transaction.

The Economic Valuation does not constitute a calculation, estimate or comprehensive valuation (also known as a valuation opinion) of the Groups or its shares.

Endesa Chile S.A.    Strictly private and confidencial 30 October 2015

PwC     14

2 General aspects

Contents Executive summary Results of the valuation Annexes Glossary

General aspects of

Economic Valuation

?The Group economic valuation is based on the sum of the corresponding investments in Generation, Transmission and Distribution operations in Peru, Colombia, Brazil and Argentina, under the DCF model and non audited financial statements at June 30th, 2015.

?The economic valuation is based on the operational cash flows from each of the operating companies controlled, either directly or indirectly.

?The macroeconomic assumptions used in the financial projections include the relevant country’s GDP, Inflation, Exchange rate and

Commodity prices obtained from various external sources (see section 5 “Macroeconomic assumptions”).

The financial projections consider periods that are consistent with the underlying concession periods and the operating capa city of each plant,

and type of business in each market.

?The financial projections related to the operations CIEN, Fortaleza, Cachoeira de Brasil and Chocón in Argentina, are projected to the end of the current concession periods, which are not projected to be renewed. In the cases of CIEN and Cachoeira, the residual value is expected to be equivalent to the net book value of the assets at the end of the concession.

?The financial projections only include those projects currently being developed or approved for start up or development during the projection period. All other potential projects are assumed to be net zero value projects.

?The financial projections for each company are prepared in local currency.

?In addition to the DCF method, a sample of comparable market multiples was obtained in order to corroborate values. These market multiples were obtained from MILA (Chile, Colombia y Peru) and from Latam and USA.

?Where applicable, each EV/EBITDA multiple was selected and compared with implicit multiple, obtained from DCF value.

Endesa Chile S.A.

Strictly private and confidencial

30 October 2015

PwC

15

3 Results     Contents Executive summaryResults of the valuation Annexes Glossary

Economic valuation

Enersis Américas, Endesa Américas and Chilectra Américas

The table below presents the economic valuation of equity of Enersis Américas S.A., Endesa Américas S.A. and Chilectra Américas S.A., which were used to determine the share exchange ratio for the eventual Reorganization Process. The economic valuation includes the investments in

Generation, Transmission and Distribution in Brazil, Argentina, Colombia and Peru.

    Economic Valuation

    EnersisEndesaChilectra

(CLP k)     Am éricasAm éricasAm ericas

Net cash (1)     585. 427 . 3 5120. 085. 5645. 651 . 7 40

Inv estm ents (2)     5. 255. 1 03 . 3 522 . 3 62 . 91 4 . 7 83544 . 699 . 695

Total equity     5 .840.530.7032.383.000.348550.351.435

Coporate costs adjustm ent (3)     (1 06 . 1 3 2 . 91 5)(1 3 . 3 3 4 . 3 7 5)(1 6 . 401 . 623 )

Other adjustm ents (4)     -1 21 . 903 . 27 01 3 . 1 1 3 . 1 01

Equity adjustments     (106.132.915)108.568.896(3.288.522)

Total adjusted    equity 5 .734.397 .7882.491.569.243547 .062.912

T otal adjusted equity (USD k)     8.97 3 .4573 .898.925856.07 0

(1)    Refer s to ca sh& ca sh equ iv a len ts less fin a n cia l debt a s of 3 0 Ju n e 2 01 5 , a s in for m ed by Ma n a g em en t .

(2)    Refer s toow n er sh ip in ter ests th a tea ch com pa n yh oldsin Per u , Colom bia ,Br a zil a n d A r g en tin a .

(3)    Refer s to NPV of pr ojected cor por a te costs.

(4)    Refer s toecon om iccom pen sa tionin clu ded in th esh a r eex ch a n g e r a tio, forth e in cr em en ta l ta x cost

tr ig g er ed    in Per uth a tw ill be bou r n ebyEn desa Ch ile a n d Ch ilectr aCh ile a s ar esu lt of th e

Reor g a n iza tion a l    Pr ocess, a s r epor ted inth e da ta r oom a n din for m edby m a n a g em en t .

Endesa Chile S.A.     Strictly private and confidencial30 October 2015

PwC     16

3 Results

Contents | Executive summary | Results of the valuation | Annexes | Glossary

Economic valuation (cont.)

Enersis Américas, Endesa Américas and Chilectra Américas

The table below presents the results of the economic valuation of Enersis Américas S.A., Endesa Américas S.A. and Chilectra Américas S.A. as of 30 June 2015, grouped by country:

	(USD k)	Enersis Américas	Endesa Américas	Chilectra Américas
Country	Colombia	2.916.563	1.062.965	275.247
	Peru	2.556.073	1.644.470	176.956
	Brazil	2.626.378	990.166	400.169
	Argentina	-	-	-
	Subtotal	**8.099.014**	**3.697.601**	**852.372**
Others	Net cash (1)	943.719	31.431	8.844
	Corporate costs allocation (2)	(204.027)	(20.866)	(25.666)
	Other adjustments (3)	134.750	190.760	20.520
Total equity		**8.973.457**	**3.898.925**	**856.070**
Total equity (CLP k)		**5.734.397.788**	**2.491.569.243**	**547.062.912**

(1) Refers to cash & cash equivalents less financial debt as of 30 June 2015, as informed by Management.
(2) Refers to NPV of projected corporate costs.
(3) Refers to economic compensation included in the share exchange ratio, for the incremental tax cost triggered in Peru that will be bourne by Endesa Chile and Chilectra Chile as a result of the Reorganizational Process, as reported in the dataroom and informed by management. The amount corresponding to Enersis Américas relates to its investments in Endesa Américas (59.98093%) and Chilectra Américas (99.07787%).

Endesa Chile S.A.
PwC

Strictly private and confidencial

30 October 2015
17

3 Results     Contents Executive summaryResults of the valuation Annexes Glossary

Economic valuation (cont.)

Enersis Américas, Endesa Américas and Chilectra Américas

The table below presents the results of the sensitivity analysis of the economic valuation of Enersis Américas S.A., Endesa Américas S.A. and

Chilectra Américas S.A. as of 30 June 2015:

Enersis Am éricas (pre-merger)

    Long term growth rate

    g m ing baseg m ax

k

USD    Enersis Am éricas (pre-merger) 8,507 ,4728,97 3,4579,933,771

Endesa Am éricas (pre-merger)    3,853,1173,898,9253,967 ,035

Chilectra Américas (pre-m erger)    7 51,927856,07 01,031,104

The above mentioned range of values is based on a sensitivity analysis of the projected long term growth rates (g) for the sectors of generation and distribution in the each country.

Endesa Chile S.A.    Strictly private and confidencial 30 October 2015

PwC     18

    Contents Executive summaryResults of the valuationAnnexes Glossary

Results of    the Results of the valuation19

    4Economic valuation per country20

valuation     5Assumptions24

Endesa Chile S.A.     Strictly private and confidencial30 October 2015

PwC     19

4 Economic valuation per country
Contents | Executive summary | Results of the valuation | Annexes | Glossary

Economic valuation
Enersis Américas, Endesa Américas and Chilectra Américas

The table below illustrates the results of the economic valuation of Enersis Américas S.A., Endesa Américas S.A. and Chilectra Américas S.A.'s operations in Colombia at 30 June 2015:

USD k

Country	Line of business	Company	Eq. Value	Investment (direct)	Investment Endesa Américas	Investment Chilectra Américas	Investment Enersis Américas
Colombia	Gx	Emgesa S.A.	3,953,907	854,044	1,062,572	-	1,491,385
	Gx	Emgesa Panamá S.A.	-	-	-	-	-
	Dx	EEC S.A.	57,658	9,102	-	2,175	11,257
	Dx	Codensa S.A.	2,920,485	1,142,786	-	273,065	1,413,333
	Invest	Inversora Codensa S.A.S.	-	-	-	-	-
	Invest	Deca S.A.	-	-	-	-	-
	Others	Sociedad Portuaria Central Cartagena S.A.	1,539	345	393	7	588
		Total Colombia					**2,916,563**

Endesa Chile S.A.
PwC
Strictly private and confidencial
30 October 2015
20

4 Economic valuation per country
Contents | Executive summary | Results of the valuation | Annexes | Glossary

Economic valuation (cont.)

Enersis Américas, Endesa Américas and Chilectra Américas

The table below presents the results of the economic valuation of Enersis Américas S.A., Endesa Américas S.A. and Chilectra Américas S.A.'s operations in Peru at 30 June 2015:

USD k

Country	Line of business	Company	Eq. Value	Investment (direct)	Investment Endesa Américas	Investment Chilectra Américas	Investment Enersis Américas
Peru	Gx	Chinango S.A.C.	324,190	54,824	161,987	-	151,985
	Gx	Edegel S.A.	2,373,705	501,770	1,482,576	-	1,391,033
	Gx	Empresa Electrica De Piura S.A.	224,026	216,185	-	-	216,185
	Gx	Compañía Energética Veracruz S.A.C	-	-	-	-	-
	Dx	Edelnor S.A.	1,080,411	649,318	-	168,380	816,145
	Others	Inversiones Distrilima S.A.	28,441	19,865	-	8,576	28,361
	Others	Generandes Perú S.A.	(154)	(60)	(94)	-	(116)
	Others	Generalima S.A.	(55,755)	(55,755)	-	-	(55,755)
	Others	Empresa Electrica Caboblanco S.A.	8,235	8,235	-	-	8,235
		Total Peru					**2,556,073**

Endesa Chile S.A.
PwC
Strictly private and confidencial
30 October 2015
21

4 Economic valuation per country

Contents | Executive summary | Results of the valuation | Annexes | Glossary

Economic valuation (cont.)

Enersis Américas, Endesa Américas and Chilectra Américas

The table below presents the results of the economic valuation of Enersis Américas S.A., Endesa Américas S.A. and Chilectra Américas S.A.'s operations in Brazil at 30 June 2015:

USD k

Country	Line of business	Company	Eq. Value	Investment (direct)	Investment Endesa Américas	Investment Chilectra Américas	Investment Enersis Américas
Brazil	Dx	Ampla Energia e Servicos S.A.	317,835	143,868	55,341	116,488	292,476
	Dx	Coelce S.A.	1,382,054	624,271	302,133	91,688	896,335
	Gx	C.G.T Fortaleza S.A.	387,974	197,628	144,079	43,723	327,368
	Gx	Cachoeira Dourada S.A.	522,930	265,717	193,719	58,787	440,157
	Gx	Eólica Fazenda Nova Geraçao e Comercializaçao de Energia S.A.	-	-	-	-	-
	Gx	EGP Modelo I Eólica	-	-	-	-	-
	Gx	EGP Modelo II Eólica	-	-	-	-	-
	Tx	CIEN S.A.	349,753	178,159	129,885	39,416	295,118
	Invest	Enel Brasil S.A	253,677	129,219	94,206	28,588	214,050
	Others	En-Brasil Comercio e Serviços S.A.	190,635	97,126	70,802	21,478	160,873
	Others	Ingendesa do Brasil Ltda.	-	-	-	-	-
		Total Brazil					**2,626,378**

Endesa Chile S.A.
PwC

Strictly private and confidencial

30 October 2015
22

4 Economic valuation per country     Contents Executive summary Results of the valuationAnnexes Glossary

Economic valuation (cont.)

Enersis Américas, Endesa Américas and Chilectra Américas

The table below presents the results of the economic valuation of Enersis Américas S.A., Endesa Américas S.A. and Chilectra Américas S.A.’s operations in Argentina at 30 June 2015:

USD k

Line of    InvestmentInvestmentInvestmentInvestment

Country     CompanyEq. ValueEndesaChilectraEnersis

business    (direct)AméricasAméricasAméricas

Gx    Hidroeléctrica El Chocón S.A .488 .508-3 1 9 .3 1 3-1 91 .527

Gx    Southern Cone Power Argentina S.A .(50)(0)(50)-(3 0)

Gx    EndesaCostanera S.A .1 3 7 .3 0611 03 .905-62 .3 24

Gx    EndesaCem sa S.A .1 2 .1 866 .7 025.483-9 .991

Gx    Central Dock Sud S.A .1 7 3 .3 6269 .7 7 0--69 .7 7 0

Gx    Term oeléctrica Manuel Belgrano S.A .-----

Gx    Term oeléctrica José de San Martín S.A .-----

Gx    Central Vuelta de Obligado S.A .-----

Dx    EdesurS.A .223 .7 8184 .0871 .1 1 97 6 .1 881 60.243

na    Tx Yacilec S.A .2 .527561--561

nti    Tx Transportadora de Energía del Mercosur(21 .3 61 )(1 0.881 )(7 .93 3 )(2 .407 )(1 8 ..024)

    S.A . (Tesa)

Arge     Cía . de Transm isión del Mercosur S.A .

Tx    (20.965)(1 0.67 9)(7 .7 86)(2 .3 63 )(1 7 .690)

    (CTM)

Inv est    Distrilec S.A .6251 7 061 463 1 8

Others    Inv ersora Dock Sud S.A .-----

Others    EndesaArgentina S.A .3 .40703 .406-2 .043

Others    Sacm e S.A .-----

Others    Hidroinv est S.A .(84)-(81)-(48)

    Total Argentina460.987

    Valuation adjustm ent (1)(460.987)

    Total Argentina, adjusted-

(1) Con sider in g th e    h ig h deg r eeof politica l u n cer ta in ty tog eth erw ith th e ser iou s econ om icch a llen g es a n dcu r r en cy r estr iction s, th e r esu ltin g DCF in

A r g en tin a    h a s been a ssig n ed a zer o v a lu e for pu r poses of v a lu in gth e Gr ou p in Ch ile.

Endesa Chile S.A.     Strictly private and confidencial30 October 2015

PwC     23

5 Assumptions     ContentsExecutive summaryResults of the valuationAnnexes Glossary

Macroeconomic assumptions    inflation, Management exchange of the rate Company and certain provided commodities. five year projections The projections for GDP, for the fifth year are held constant over the remaining projection period.

GDP growth     Evolution of inflation

In percentage terms     In percentage terms

6%     35%

5%

    30%

4%

    25%

3%

    20%

2%

1%     15%

0%     10%

2014    2015 20162017201820192020

-1%     5%

-2%     0%

-3%     2014201520162017201820192020

Argentina    BrazilColombiaPeruArgentinaBrazilColombiaPeru

Evolution of FX     Evolution of commodities’ prices

Local currency and USD     In USD

$ 10.000     $80

    $70

$ 1.000     $60

    $50

$ 100     $40

    $30

    $20

$ 10     $10

    $0

$ 1     20152016201720182019

2014 2015    2016 2017201820192020

    Brent (USD/Barril)WTI (USD/Barril)

ARS$    BRL$COP$SOL$

    Carbón API (USD/Ton)GNL HH (USD/mmbtu)

Reference: Budget & Industrial Plan and Management information

Endesa Chile S.A.     Strictly private and confidencial30 October 2015

PwC     24

5 Assumptions    Contents Executive summary Results of the valuation Annexes Glossary

General assumptions

Assumptions    Description

Operational revenue and costs    The financial projections are generated from the operating model used in each of the operations in

Colombia, Peru, Brazil and Argentina. PwC Chile did not have access to these operating models and,

consequently, did not review the source of these projections. However, Management did present an overview of the models’ prices, quantities and an analysis of the financial projections in comparison to the historical financial statements of each operation, together with the business strategy and an analysis of the impact of projected capex on each these projections.

Also, the Company presented information regarding to the business strategies and analysis of its impacts on the planned investments for each period.

Working capital    Projected working capital is based on forecasted accounts receivable and payable for 2015. Thereafter the projections are based on maintaining DSO (days sales outstanding) and DPO (days payable outstanding) constant going forward.

Income tax rate    The income tax rates correspond to the tax rates applicable in each country.

Discount rate    Discount rates refer to the weighted average cost of capital (WACC) calculated by PwC for each business sector and by country .

Capex – maintenance and re-    Management provided the capex projections for both maintenance and re-investment over the period

investment    of the financial projections. The capex considered in the terminal year of the projections (that is used to value the residual cash flows) were estimated by PwC based on the business plans, projected growth rates and the competitive landscape of each country.

Growth considered in terminal    Considers a combination of the long-term projected inflation and GDP’s of Colombia, Peru, Argentina

value    and Brazil, adjusted for each of the business sectors in every country. Additionally, the competitive landscape of each country was analysed and the potential impact of new technologies.

Endesa Chile S.A.    Strictly private and confidencial 30 October 2015

PwC     25

5 Assumptions

Contents | Executive summary | Results of the valuation | Annexes | Glossary

Other assumptions (cont.)

Assumptions	Description
Other considerations	Cash, financial debt and debt equivalents Obtained from the individual financial statements of Enersis, Endesa and Chilectra at 30 June 2015, as provided by the Management. Tax costs and benefits related to the Reorganization operation Provided by Management for Chile and the Americas. Argentina operations No value has been attributed to the resulting discounted cash flows related to the Argentina operations, due to the current political turmoil and monetary restrictions that avoid funds being extracted from that country. Contingencies y lawsuits Based on information provided in the dataroom, there are no known ongoing or potential lawsuits and contingencies at 30 June 2015 that would require an incremental financial impact in excess of the already recorded in the Group's financial statements and that could significantly affect our conclusions.

Endesa Chile S.A.
PwC

Strictly private and confidencial

30 October 2015
26

    ContentsExecutive summaryResults of the valuationAnnexes Glossary

Annexes    Annexes 27

1    Discount rates28

2    Market multiples29

3    Methodology30

Endesa Chile S.A.    Strictly private and confidencial 30 October 2015

PwC     27

1 Discount rates
Contents | Executive summary | Results of the valuation | Annexes | Glossary

Discount rates by country and sector

	Argentina			Brasil			Colombia			Peru		
	Gx	Dx	Tx	Gx	Dx	Tx	Gx	Dx	Tx	Gx	Dx	Tx
Risk-free rate (1)	3.12%	3.12%	3.12%	3.12%	3.12%	3.12%	3.12%	3.12%	3.12%	3.12%	3.12%	3.12%
Country Risk Premium (2)	11.39%	11.39%	11.39%	2.59%	2.59%	2.59%	1.78%	1.78%	1.78%	1.66%	1.66%	1.66%
Market Risk Premium (3)	5.81%	5.81%	5.81%	5.81%	5.81%	5.81%	5.81%	5.81%	5.81%	5.81%	5.81%	5.81%
Beta Unlevered (4)	0.81	0.79	0.74	0.81	0.79	0.74	0.81	0.79	0.74	0.81	0.79	0.74
Beta Levered	0.91	0.92	1.08	0.92	0.93	1.09	0.92	0.93	1.09	0.92	0.94	1.11
Cost of Equity (Ke)	19.83%	19.89%	20.79%	11.04%	11.10%	12.03%	10.23%	10.29%	11.22%	10.15%	10.22%	11.22%
Yield Spread (5)	1.53%	1.53%	1.53%	1.53%	1.53%	1.53%	1.53%	1.53%	1.53%	1.53%	1.53%	1.53%
Tax Rate	35%	35%	35%	34%	34%	34%	34%	34%	34%	30%	30%	30%
Cost of Debt (before tax)	16.05%	16.05%	16.05%	7.25%	7.25%	7.25%	6.44%	6.44%	6.44%	6.32%	6.32%	6.32%
Cost of debt (Kd)	10.43%	10.43%	10.43%	4.79%	4.79%	4.79%	4.25%	4.25%	4.25%	4.42%	4.42%	4.42%
Debt/Asset (6)	16.12%	20.63%	41.47%	16.12%	20.63%	41.47%	16.12%	20.63%	41.47%	16.12%	20.63%	41.47%
Equity/Asset	83.88%	79.37%	58.53%	83.88%	79.37%	58.53%	83.88%	79.37%	58.53%	83.88%	79.37%	58.53%
WACC Nominal (USD)	**18.31%**	**17.94%**	**16.50%**	**10.03%**	**9.80%**	**9.03%**	**9.27%**	**9.05%**	**8.33%**	**9.22%**	**9.02%**	**8.40%**
USD Inflation	2.2%	2.2%	2.2%	2.2%	2.2%	2.2%	2.2%	2.2%	2.2%	2.2%	2.2%	2.2%
Country Inflation	12.1%	12.1%	12.1%	4.1%	4.1%	4.1%	3.0%	3.0%	3.0%	3.0%	3.0%	3.0%
WACC Nominal (Local Currency)	**29.77%**	**29.36%**	**27.78%**	**12.08%**	**11.84%**	**11.05%**	**10.12%**	**9.90%**	**9.18%**	**10.08%**	**9.88%**	**9.25%**

(1) YCRV USD Treasury Active Yield Curve for 30 years, at 30/06/2015. **Reference:** Bloomberg
(2) CDS spread for one year, except Brazil (three years). **Reference:** Bloomberg; Argentina Embi spread (10 years). **Reference:** cei.gov.ar
(3) Market premium USA at 30/06/2015. **Reference:** Damodaran
(4) Comparable betas for companies in Argentina, Brazil, Colombia, Chile, Peru and USA versus the SPX Index. Regression period of 5 years, monthly frequency, at valuation date. **Reference:** Bloomberg.
(5) Spread between Treasury yield curve and long term corporate bonds, emitted by companies in the electric sector in the USA (G-Spread), at June 30th, 2015. **Reference:** Bloomberg.
(6) Ratio D/A of comparable companies. **Reference:** Bloomberg.

Endesa Chile S.A.
PwC
Strictly private and confidencial
30 October 2015
28

2 Market multiples     ContentsExecutive summaryResults of the valuationAnnexes Glossary

Market multiples of comparable companies

The table presents the Market multiples (EV/Ebitda) for a sample of generation, transmission and distribution companies, quoted on a stock exchange. The valuations using the market multiples were used to corroborate the DCF.

EV/EBITDA at June 30th, 2015    EV/EBITDA at Dec . 31st, 2014

Countries and/or regions    Gx DxT xGxDxT x

LATAM and USA    8.68x 8.10x8.90x8.50x8.11x8.92x

MILA (*)    9.07 x 9.29x8.7 1x9.18x9.17 x9.85x

Argentina    6.93x 5 .01x6.25x6.98x5 .49x7 .85x

Brazil    6.23x 5 .60x7 .68x6.09x6.12x8.06x

Colombia    9.07 x 9.29x8.7 1x9.18x9.17 x9.85x

Peru    8.14x 7 .7 7x8.41x8.39x8.16x10 .16x

(*) MILA : corresponds to Chile, Colombia and Peru

Sou rce: Pw C Analysis

Reference: Bloom berg

Endesa Chile S.A.    Strictly private and confidencial 30 October 2015

PwC     29

3 Methodology     Contents Executive summary Results of the valuation Annexes Glossary

General    valuation methodologies

Basis of valuation    Market comparable method

We define market value as the price which the business of the Valuee     The Market Comparable Method indicates the value of the shares of

might reasonably be expected to obtain in money or money’s worth, in a     a business by comparing it to publicly traded companies in similar

sale between a willing buyer and a willing seller, each of whom is     lines of business. After identifying and selecting the comparable

deemed to be acting for self interest and gain and both of whom are     publicly traded companies, their business and financial profiles are

equally well informed about the valuee and the markets in which it     analysed for relative similarity. Price or Enterprise Valuation (“EV”)

operates.     multiples of the publicly traded companies are calculated and then

The essence    of the fair value concept is the desire to be equitable to adjusted for factors such as relative size, growth, profitability, risk,

both parties    and it recognises that the transaction is not in the open and return on investment.

market. The buyer has not been able to seek the lowest price and nor     The adjusted multiples are applied to the subject company’s

has the seller been able to hold out for the highest price.     operating results to estimate a marketable, minority value. A

Market approach     premium for control is then applied, as applicable, to indicate the market value of a marketable, controlling interest in the business.

The Market approach indicates the value of the shares of the

Company based on a comparison of the Company to comparable

firms in similar lines of business that are publicly traded or which

are part of a    public or private transaction.

Endesa Chile S.A.    Strictly private and confidencial 30 October 2015

PwC     30

3 Methodology     Contents Executive summary Results of the valuation Annexes Glossary

General valuation methodologies (cont’d)

Net assets approach    Discounted cash flows (“DCF”) method

The Net Assets approach indicates the market value of the Ordinary    The most accepted and widely used method for valuing companies in

Shares of a    business by adjusting the asset and liability balances on Chile is the Discounted Future Cash Flows method, as it represents the

the subject    company’s balance sheet to their market value capacity that the assets have to generate funds over time.

equivalents. The Net Assets approach is based on the summation of

the individual piecemeal values of the underlying assets.    The value of a company is basically a function of two main factors. The first represented by the capacity of its assets to generate cash flows and

Typically the approach can be applied using a going concern    the second, the discount rate corresponding to the opportunity cost rate

premise which uses the concept of replacement cost as an indicator    of the capital, which is represented by the WACC (Weighted Average

of value. The premise is that a prudent investor would pay no more    Cost of Capital).

for a business than the amount for which the assets of the business

could be replaced. To the extent that a company’s existing assets    This method projects the future profits (earnings) of the company and

provides less utility than new assets, the value of the assets are    therefore the return that the investment is able to generate.

decreased to reflect physical deterioration, functional obsolescence,    The market value is determined by the relationship between the

and/or economic obsolescence.    projected returns and applying the corresponding risk rate.

    The discount of future cash flows or the present value of future flows of funds, corresponds to the stream of net income and expenses that take place during a given period of time, discounted to their present value at the respective discount rate, consistent with the industry. Net operating flows of funds are the only relevant flows when estimating the value of an investment or asset, since they are what finally provide the return to the investor.

Endesa Chile S.A.    Strictly private and confidencial 30 October 2015

PwC     31

3 Methodology
Contents | Executive summary | Results of the valuation | Annexes | Glossary

Weighted Average Cost of Capital

- *WACC* – The returns required by both debt and equity investors, weighted by their respective contributions of capital. The conventional formula for deriving the WACC and the associated definitions are presented below:
  - WACC = Kd * (1-t) * (Percent Debt) + Ke * (Percent Equity)
    - Kd = Pre-tax cost of debt
    - t = Effective tax rate
    - Percent Debt = Debt capital as a percentage of total invested capital
    - Ke = cost of equity
    - Percent Equity = Equity capital as a percentage of the total invested capital
- *Cost of Debt* – In estimating the cost of debt for use in an WACC the objective is to arrive at an overall estimate of the weighted average cost of debt finance for the company as if it were refinancing all of its debt at the valuation date, consistent with the gearing assumption being used in the WACC calculation. The pre-tax cost of debt is multiplied by the interest-tax shield (1-t) to determine the after-tax cost of debt. [Consider the company's and the market participants cost of borrowing]
  - After-tax cost of debt = Kd * (1-t)
- *Cost of Equity* – The cost of equity capital is estimated using the Capital Asset Pricing Model (CAPM), which assumes the cost of equity is equal to the return on risk-free securities plus the ERP adjusted for the company's systematic risk (Beta). The general formula for the cost of equity is:
  - Ke = Rf + Beta * (Rm – Rf) + [SSP]
    - Rf = Risk-free rate of return
    - Beta = Systematic risk for the company's equity
    - Rm – Rf = ERP = The equity market's return premium over the risk free return
    - SSP = Small stock premium

Where rf is the risk-free rate, (E(rm) -rf) is the Risk Premium and ß is the beta coefficient of the equity (associated risk factor) for a given industry or sector of the market, and SSP represents the Size Premium assigned by the market to smaller sized companies.

The market recognizes as risk-free (or zero-risk) investment, the document issued or guaranteed by the State, such as the Central Bank of Chile bonds. On the other hand, the Risk Premium is a function of: 1) the expected market return less the risk-free rate and, 2) the beta coefficient which represents the correction factor to the risk premium required for a typical market asset, according to the larger or smaller variability that the returns of the investment have shown historically, as compared to the historical performance of market returns.

Endesa Chile S.A.
PwC
Strictly private and confidencial
30 October 2015
32

Contents | Executive summary | Results of the valuation | Annexes | Glossary

Glossary

Term	Definition
ARS	Argentinian Peso
BRL	Brazilian Real
CAGR	Compound annual growth rate
CAPM	Capital Asset Pricing Model
CLP	Chilean Peso
COP	Colombian Peso
DCF	Discounted cash flow
Dx	Distribution
EBIT	Earnings before interest and tax
EBITDA	Earnings before interest, tax, depreciation and amortisation
Eq.	Equity
ERP	Equity Risk Premium

Endesa Chile S.A.
PwC
Strictly private and confidencial
30 October 2015
33

Contents | Executive summary | Results of the valuation | Annexes | Glossary

Glossary (cont.)

Term	Definition
EV	Enterprise value
FCF	Free cash flows
FX	Foreign exchange
FY	Financial year beginning 1st January and ending 31st December
g	Perpetual growth rate
GDP	Gross Domestic Product
GWh	Gigawatt-Hour
Gx	Generation
IFRS	International Financial Reporting Standards
Kd	Cost of debt
LoB	Line of Business
Management	The Management of Endesa

Endesa Chile S.A.
PwC
Strictly private and confidencial
30 October 2015
34

Contents | Executive summary | Results of the valuation | Annexes | Glossary

Glossary (cont.)

Term	Definition
MILA	Mercado Integrado Latino Americano (Integrated Latin American Market)
MW	Megawatt
NOPAT	Net operating profit after tax
NPAT	Net profit after tax
NPV	Net Present Value
P/E	Price to Earnings ratio
PEN	Peruvian Nuevo Sol
PwC Chile	PricewaterhouseCoopers Chile
Rf	Risk-free rate
S.A.	Sociedad anónima / Stock corporation
Tx	Transmission
USA	United States of America

Endesa Chile S.A.
PwC
Strictly private and confidencial
30 October 2015
35

Contents | Executive summary | Results of the valuation | Annexes | Glossary

Glossary (cont.)

Term	Definition
Valuation Date	30 June 2015
WACC	Weighted Average Cost of Capital

Endesa Chile S.A.
PwC

Strictly private and confidencial

30 October 2015
36

© 2015, PricewaterhouseCoopers Consultores, Auditores y Sociedad Limitada. All rights reserved. Total or partial reproduction is prohibited.

‘PricewaterhouseCoopers’ independent legal entity. refers to the network of member firms of PricewaterhouseCoopers International Limited, each of which is a separate and